Exhibit 10.1

AGREEMENT
OF
TERMINATION AND RELEASE

          AGREEMENT OF TERMINATION AND RELEASE, made this 13th day of August 2010 (the “Agreement”), by and between World Series of Golf, Inc., a Nevada corporation (“WSG”) and Joseph F. Martinez (“Martinez”). WSG and Martinez shall each be referred to as a “Party” and collectively shall be referred to as the “Parties.”

          WHEREAS, WSG and Martinez have entered into an Employment Agreement dated April 21, 2009 (the “Employment Agreement”), which, among other things, contains certain rights, obligations, and duties of WSG and Martinez;

          WHEREAS, on or about the date hereof, Martinez has resigned as a director and as Chief Executive Officer, Chief Financial Officer and Treasurer of WSG;

          WHEREAS, the Parties desire to mutually terminate the Employment Agreement on the terms and conditions set forth herein; and

          WHEREAS, each Party desires to release the other Party from any and all claims including, without limitation, in connection with or relating to the Employment Agreement, on the terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.

Mutual Termination of the Employment Agreement. The Employment Agreement is hereby terminated so as to be rendered null and void and of no further force and effect, and the Parties (and their assignees) are hereby relieved of all of their respective obligations thereunder. Notwithstanding the foregoing, Martinez’s obligations under Section 19 of the Employment Agreement shall remain the same and in full force and effect.

3.

Severance Payments. For a period of three months commencing on the date hereof, WSG shall pay Martinez $15,000 in cash per month, the first such payment to be made as soon as practicable following the date hereof, and the second and third such payments to be made by the 5th calendar day of September and October 2010 respectively.

4.	Note Issuance. On the date hereof, WSG shall issue Martinez a promissory note, in the form of Exhibit A hereto, in the principal amount of $275,000.

5.

Martinez Release. Martinez hereby releases WSG (and its past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Employment Agreement, or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, that Martinez ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, including, without limitation, in connection with or relating to the Employment Agreement (including, but not limited to, the performance rendered or not rendered thereunder), from the beginning of the World to the date of this Agreement, provided, however, that nothing in this Agreement shall release any Party from its obligations pursuant to this Agreement and matters that are subject to this Agreement.

6.

WSG Release. WSG (and its past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them (collectively, the “WSG Releasors”) hereby releases Martinez from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Employment Agreement, or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, that the WSG Releasors ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, including, without limitation, in connection with or relating to the Employment Agreement (including, but not limited to, the performance rendered or not rendered thereunder), from the beginning of the World to the date of this Agreement, provided, however, that nothing in this Agreement shall release any Party from its obligations pursuant to this Agreement and matters that are subject to this Agreement.

7.

Mutual Consent. The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the Employment Agreement; (ii) acknowledge that they have reviewed or caused to be reviewed this Agreement; (iii) unconditionally consent to the termination of the Employment Agreement by WSG and Martinez (except as explicitly set forth in this Agreement); and (iv) unconditionally consent to the release of any and all claims as described in Section 5 and 6 as applicable.

8.

Merger. All understandings and agreements heretofore had between the Parties, except as set forth herein, are null and void and of no force and effect. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto.

9.

Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

10.

Governing Law; Forum. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of New York, excluding its conflict of laws rules. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement of Termination and Release as of the day and year first written above.

WORLD SERIES OF GOLF, INC.

By:

Name: Patrick Brown
Title: CEO

Joseph F. Martinez